UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2016

CLEAN HARBORS, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	001-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

(781) 792-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On March 10, 2016, Daniel J. McCarthy, (age 83), informed the Clean Harbors, Inc. Board of Directors (“the Board”) that he has decided not to stand for re-election as a director at the end of his current term which will expire at the time of the Company’s 2016 Annual Meeting of Shareholders now scheduled for June 8, 2016. Mr. McCarthy has served as a member of the board since 1987 and as Lead Director since 2005. Mr. McCarthy’s decision is not based upon any disagreement with the Company on any matter.
On March 10, 2016, John P. DeVillars, (age 66), informed the Board that he has decided not to stand for re-election as a director at the end of his current term which will expire at the time of the Company’s 2016 Annual Meeting of Shareholders now scheduled for June 8, 2016. Mr. DeVillars has served on the board since 2001. Mr. DeVillars decision is not based upon any disagreement with the Company on any matter.
On March 10, 2016, the Board appointed Lauren C. States, (age 59), to serve as a member of the Company’s Board of Directors. Ms. States is an Executive-in-Residence at Northeastern University’s D’Amore-McKim School of Business. During a 36-year career at IBM, Ms. States held a variety of executive positions, the most recent being Vice President of Strategy and Transformation for IBM’s Software Group. Ms. States will stand for election at the 2016 annual meeting. It is expected that if she is elected as a director by the shareholders at the annual meeting she will serve on the Audit and Corporate Governance Committees.
Ms. States is not now, nor has she during the past three years been involved in any related party transaction with the Company which would be reportable under Item 4.04(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

March 11, 2016	/s/ Alan S. McKim
Chairman and Chief Executive Officer

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